SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
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Ameron International Corporation
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERON INTERNATIONAL CORPORATION

____________________

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
____________________

To the stockholders:

     The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Ameron International Corporation, a Delaware corporation (the “Company”) will be held at The Pasadena Hilton Hotel, 168 South Los Robles Avenue, Pasadena, California 91101, on Wednesday, March 25, 2009 at 10:00 a.m. for the following purposes:

1.	To elect three directors to hold office for a term of three years, or until their successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 10, 2009 as the record date for the determination of the stockholders entitled notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Stephen E. Johnson
Secretary

February 23, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders, Proxy Statement and
Annual Report are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

     Holders of a majority of the outstanding voting shares of the Company must be present either in person or by proxy in order for business to be transacted at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, your vote is important.

     PLEASE VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR BY FOLLOWING THE INTERNET OR TELEPHONE VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. A returned envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying.

     If you are a stockholder of record as of February 10, 2009 and plan to attend the Annual Meeting, please check your proxy card in the space provided. If your shares are not registered in your name please advise the stockholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

AMERON INTERNATIONAL CORPORATION
245 SOUTH LOS ROBLES AVENUE
PASADENA, CALIFORNIA 91101

____________________

PROXY STATEMENT
FEBRUARY 23, 2009
____________________

General

     This proxy statement is furnished in connection with the solicitation of proxies for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Ameron International Corporation (the “Company”) to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card included herewith were first sent to stockholders on or about February 23, 2009.

     The record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting is February 10, 2009. On such date, there were issued, outstanding and entitled to vote, 9,203,849 shares of common stock, par value $2.50 per share, of the Company (“Common Stock”). Every stockholder is entitled to one vote for each share of Common Stock registered in his or her name at the close of business on the record date, except that stockholders may cumulate their votes in the election of directors as discussed below under “Election of Directors.” The Common Stock is the only class of voting stock outstanding.

Proxies

     Please sign, date and return the enclosed proxy card to ensure that your shares are voted. The proxy may be revoked at any time prior to the exercise thereof. A proxy can be revoked by filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the Secretary of the Company, or by attending the Annual Meeting and voting in person. Each proxy will be voted as instructed, and if no instruction is given, will be voted FOR the election of the three nominees for director named herein and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2009. The named proxies may vote in their discretion upon such other matters as may properly come before the Annual Meeting.

Transaction of Business

     The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock as of the record date is required for the transaction of business. This is called a “quorum.” A stockholder’s shares are counted as present at the Annual Meeting if the stockholder is present at the Annual Meeting and votes in person, or if a proxy has been properly submitted by the stockholder or on the stockholder’s behalf. Both abstentions and broker non-votes shall be counted for the purposes of the determination of the presence or absence of a quorum at the Annual Meeting.

     “Broker non-votes” are shares of Common Stock held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner. While the shares of Common Stock that reflect “broker non-votes” are considered to be present and entitled to vote for the purposes of determining a quorum and may be entitled to vote on other matters, for purposes of determining the outcome of any matter as to which the broker or nominee does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter.

Vote Required and Treatment of Votes for each Proposal

     Assuming a quorum is present in person or by proxy at the Annual Meeting:

  The three nominees for director receiving the greatest number of votes cast will be elected. Abstentions are not counted for purposes of election of directors.

  To be ratified, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm must receive the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the effect of negative votes.

ELECTION OF DIRECTORS
(PROXY ITEM 1)

     As of the date of this proxy statement, the Bylaws of the Company provide that the Board of Directors of the Company (the “Board”) shall be composed of seven directors, divided into three classes. Directors are elected for three-year terms, and one class is elected at each annual meeting of the Company’s stockholders. Pursuant to a policy adopted by the Board, no person may serve as a director after the date of the first annual meeting of stockholders subsequent to such person’s 74th birthday.

     Three Class II directors are to be elected at the Annual Meeting. Terry L. Haines and John E. Peppercorn were elected to their present terms of office as Class II directors at the Company’s 2006 Annual Meeting. William D. Horsfall was appointed to his present term of office as a Class II director by the Board in July 2006. Class II directors elected at the Annual Meeting will hold office until the 2012 Annual Meeting, or until their respective successors have been elected and qualified. The nominees have consented to being named herein and to serve, if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board or, at its option, the Board may reduce the number of directors that constitutes the entire Board.

     Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to a total number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by the stockholder, and to distribute such votes to one or more nominees as the stockholder determines. Unless a stockholder indicates otherwise on the proxy card, if a stockholder votes “FOR” all nominees, the proxies will allocate such stockholder’s votes equally among the nominees listed above. If a stockholder withholds authority to vote for any nominee or nominees, the proxies will allocate such person’s votes equally among the nominees listed above except those for whom the stockholder withholds authority to vote.

     THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE CLASS II NOMINEES, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

THE BOARD AND ITS COMMITTEES

Information as to Nominees and Continuing Directors

     The following table sets forth the names of and certain other information about the nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

Name	Age	Director Since
Class II – Nominees for Election
Terry L. Haines	62	1997
John E. Peppercorn	71	1999
William D. Horsfall	65	2006

Class III – Term Expires 2010
J. Michael Hagan	69	1994
Dennis C. Poulsen	66	2002

Class I – Term Expires 2011
James S. Marlen	67	1993
David Davenport	58	2002

     The following summaries set forth the principal occupation and business experience during the past five years, as well as certain other affiliations of each nominee for director and each director whose term continues after the Annual Meeting. The summaries are based on information provided to the Company by the nominees and continuing directors.

Nominees for Director

     Terry L. Haines. Retired Chairman of the Board, President and Chief Executive Officer of A. Schulman, Inc., a leading international supplier of high-performance plastic compounds and resins. Director of First Merit Corporation.

     John E. Peppercorn. Retired Vice President of Chevron Corporation and President of Chevron Chemical Co. LLC, a subsidiary of Chevron Corporation, manufacturer of industrial chemicals.

     William D. Horsfall. Founder and Senior Partner of Lucas, Horsfall, Murphy and Pindroh, LLP, an accounting services and business consulting firm since 1980. Certified Public Accountant licensed in California since 1967. Director of San Pasqual Trust, a private institutional trustee, and Craftsman Restaurant, Inc., a private company.

Continuing Directors

     James S. Marlen. Chairman of the Board since 1995, Chief Executive Officer since 1993, and President from 1993 to 2008. Formerly Vice President and Officer of GenCorp, Inc. and President, GenCorp Polymer Products, the consumer and industrial product sector of GenCorp, Inc. Mr. Marlen is director of A. Schulman, Inc., a leading international supplier of high-performance plastic compounds and resins, and Parsons Corporation, a privately-held, worldwide engineering and construction firm. Mr. Marlen was named a Distinguished Engineering Fellow of the University of Alabama, and in 1998 was inducted into the State of Alabama Engineering Hall of Fame. Mr. Marlen is also a director of various civic and trade organizations.

     J. Michael Hagan. Retired Chairman, President and Chief Executive Officer of Furon Company, a manufacturer of polymer components. Director of PIMCO Funds, an investment management services company, and Fleetwood Enterprises, a manufacturer of recreational vehicles and producer of manufactured housing.

     Dennis C. Poulsen. Retired Chief Executive Officer of Rose Hills Company, a memorial parks service company. Non-executive Chairman of Rose Hills Company and director of Payden & Rygel, a privately-held global investment management firms, and Color Broadband, Inc., a privately-held high-speed wireless broadband provider.

     David Davenport. Counselor to the Director for External Relations, Hoover Institution, Stanford University since May 2008, and Research Fellow since August 2001. Distinguished Professor of Public Policy and Law – Pepperdine University from August 2003 to July 2008. Director of Salem Communications, a radio broadcaster, Internet content provider, and magazine and book publisher, and Forest Lawn Memorial Parks Association, a memorial parks service company.

Director Compensation

     The table below sets forth the compensation earned by the Company’s non-employee directors for the fiscal year ended November 30, 2008 (“fiscal year 2008”). Mr. James S. Marlen, the Company’s Chief Executive Officer, did not receive compensation in fiscal year 2008 in respect of his services as a director.

(a)	(b)	(c)	(d)	(e)	(f)
	Fees
	Earned
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)	($)	($)	($)	($)
David Davenport	73,900	112,925	8,695	2,770	198,290
J. Michael Hagan	63,400	112,536	28,952	2,770	207,658
Terry L. Haines	59,900	112,536	8,694	2,770	183,900
William D. Horsfall	56,400	42,777	—	2,005	101,182
John E. Peppercorn	77,900	112,536	8,694	2,770	201,900
Dennis C. Poulsen	74,900	112,925	8,694	2,770	199,289
____________________

(1)	The amounts in Column (c) reflect the dollar amount recognized by the Company for financial statement reporting purposes with respect to fiscal year 2008 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“FAS 123R”), for shares of restricted stock granted in fiscal years 2006-2008. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13, Incentive Stock Compensation Plans, of the Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for fiscal year 2008.

(2)	The amounts in Column (d) reflect the dollar amount recognized by the Company for financial statement reporting purposes with respect to fiscal year 2008 in accordance with FAS 123R for stock options granted in fiscal years 2004-2005. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13, Incentive Stock Compensation Plans, of the Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for fiscal year 2008.

The amount in Column (d) for Mr. Hagan also includes the dollar amount recognized by the Company for financial statement reporting purposes with respect to fiscal year 2008 in accordance with FAS 123R for a reload stock option granted to him on February 12, 2008 in connection with his exercise on that date of stock options granted to him during fiscal years 2001-2005. All stock options granted to non-employee directors in fiscal years 2001-2005 contained a reload feature. This feature permits directors to surrender previously-owned shares of Common Stock in payment of the exercise price of the stock option, in which case they receive a new grant of a 10-year stock option to purchase the number of shares surrendered at the closing price of the Common Stock on the date of the new grant.

(3)	The amounts in Column (e) consist of dividends paid during fiscal year 2008 on unvested restricted stock. These amounts were not factored into the grant date fair value of the restricted stock grants.

     Non-employee directors receive an annual retainer of $40,000, plus $2,000 for each Board and committee meeting attended. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive an annual retainer of $7,000, $6,000 and $3,000, respectively. Non-employee directors receive an annual grant of restricted stock on the first business day following the date of an annual meeting of stockholders. In fiscal year 2008, each non-employee director received a grant of 1,200 shares of restricted stock.

Committees of the Board

     The Board has the following standing committees:

Audit Committee	4 meetings held during fiscal year 2008
Members:
J. Michael Hagan, Chairman
David Davenport
Terry L. Haines
William D. Horsfall

     The Audit Committee represents and assists the Board in discharging its oversight responsibility relating to accounting and internal and external audit matters affecting the Company. The Audit Committee Charter can be found on the Company’s website www.ameron.com by following the links to “Shareholders” and “Corporate Governance,” or upon written request as set forth below under “Additional Information.” All members of the Audit Committee are “independent,” as discussed below under “Director Independence.” Each of the members of the Audit Committee is also financially literate and has accounting or related financial management expertise as required by the New York Stock Exchange’s corporate governance standards. The Board has determined that William D. Horsfall is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

Compensation Committee	9 meetings held during fiscal year 2008
Members:
John E. Peppercorn, Chairman
David Davenport
Dennis C. Poulsen

     The Compensation Committee makes recommendations to the Board regarding the compensation of the Company’s executives. The Compensation Committee Charter can be found at the Company’s website www.ameron.com by following the links to “Shareholders” and “Corporate Governance,” or upon written request as set forth below under “Additional Information.” As required by the Compensation Committee Charter and the New York Stock Exchange’s corporate governance standards, all members of the Compensation Committee are “independent” as discussed below under “Director Independence.”

Executive Committee	No meetings held during fiscal year 2008
Members:
James S. Marlen, Chairman
J. Michael Hagan
John E. Peppercorn
Dennis C. Poulsen

     The Executive Committee acts on matters delegated to it by the Board between meetings of the Board or while the Board is not in session.

Nominating and Corporate Governance Committee	2 meetings held during fiscal year 2008
Members:
Dennis C. Poulsen, Chairman
Terry L. Haines
John E. Peppercorn

     The Nominating and Corporate Governance Committee identifies, reviews and recommends qualified candidates to be elected or reelected to the Board, and to be appointed to serve on various committees. In addition, it reviews procedures and policies of the Board, and oversees the structure, composition and functioning of the Board. The Nominating and Corporate Governance Committee Charter can be found at the Company’s website www.ameron.com by following the links to “Shareholders” and “Corporate Governance,” or upon written request as set forth below under “Additional Information.” As required by the Nominating and Corporate Governance Committee Charter and the New York Stock Exchange’s corporate governance standards, all members of the Nominating and Corporate Governance Committee are “independent” as discussed below under “Director Independence.”

     The Board met a total of five times in fiscal year 2008, and all directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served.

     Non-employee directors meet regularly in executive sessions without management, and the presiding director at these meetings is rotated in order of Board seniority.

     All directors attended the 2008 Annual Meeting. Although the Company does not have a formal policy regarding attendance by directors at annual meetings of the Company’s stockholders, all directors are strongly encouraged to attend.

Director Nomination Process

     The Board is responsible for selecting nominees for election to the Board by the stockholders. In general, the Company seeks as directors, individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which the Company does business, and diverse business and financial experience. The Nominating and Corporate Governance Committee recommends to the Board candidates for election or reelection to the Board. Candidates are selected from qualified individuals recommended by the Board, the Nominating and Corporate Governance Committee or any other reliable source, including stockholders, as discussed more fully below. The Nominating and Corporate Governance Committee then makes its recommendations based on the needs of the Board as determined by periodic evaluations of the Board’s performance and composition, as well as the individual strengths and weaknesses of the candidates.

     Stockholders may submit written recommendations for director nominees directly to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary. To be timely, any such notice must be received at the Company’s corporate offices not less than 60 nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event the first public disclosure (whether by mailing of a notice to stockholders, press release or otherwise) of the date of the annual meeting is made less than 65 days prior to the date of the annual meeting, notice by the stockholder will be timely if received not later than the close of business on the 10th day following the day on which such first public disclosure was made. A stockholder’s notice with respect to a proposed nomination shall set forth (i) the name, age, business and residence address, and principal occupation or employment of the nominee; (ii) the name and address of the stockholder giving the notice, as the same appears in the Company’s stock register; (iii) the number of shares of Common Stock beneficially owned by the nominee and by the stockholder; and (iv) such other information concerning each the nominee as would be required, under SEC rules, to be disclosed in a proxy statement soliciting proxies for the election of the nominee. Such notice must also include a signed consent of the nominee to serve as a director of the Company, if elected.

Compensation Committee Interlocks and Insider Participation

     Messrs. Peppercorn, Davenport and Poulsen, each of whom is a non-employee director, served on the Compensation Committee in fiscal year 2008. During fiscal year 2008, there were no relationships or transactions between the Company and any member of the Compensation Committee requiring disclosure hereunder.

Director Independence

     As part of its Corporate Governance Guidelines, the Board has adopted Independence Standards. The Board has affirmatively determined that each of Messrs. Davenport, Hagan, Haines, Horsfall, Peppercorn and Poulsen is “independent” within the meaning of the Company’s Independence Standards and the New York Stock Exchange’s corporate governance standards. In making that determination, the Board applied standards established by the Company’s Corporate Governance Guidelines, including the Independence Standards. The Company’s Corporate Governance Guidelines can be found on the Company’s website located at www.ameron.com by following the links to “Shareholders” and “Corporate Governance,” or upon written request as set forth below under “Additional Information.”

Code of Business Conduct and Ethics

     The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which is designed to focus directors, officers and employees of the Company on areas of ethical risk, provide guidance to help recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director, officer and employee is required to comply with the Code of Ethics, including the Company’s principal executive officer, principal financial officer, principal accounting officer, and other persons performing similar functions. The Code of Ethics can be found on the Company’s website located at www.ameron.com by following the links to “Shareholders” and “Corporate Governance,” or upon written request as set forth below under “Additional Information.” The Company will disclose amendments to or waivers from provisions of the Code of Ethics by posting such information on its website.

Communications with the Board or Directors

     Stockholders and interested parties may communicate with the Board or any of the independent directors, including the director presiding over executive sessions of non-management directors, by correspondence addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary.

Additional Information

     Copies of the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Ethics are available to stockholders upon written request addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is composed entirely of independent directors. Its composition meets the membership requirements described in the Audit Committee charter. The purposes, duties and responsibilities of the Audit Committee are described in the Audit Committee charter, a copy of which can be found at the Company’s website www.ameron.com by following the links to “Shareholders” and “Corporate Governance,” or upon written request as set forth above under “The Board and its Committees—Additional Information.”

     With respect to the Company’s fiscal year ended November 30, 2008, the Audit Committee has: (a) reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the audited financial statements for the fiscal year 2008; (b) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; (c) received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and discussed with the independent registered public accounting firm their independence.

     Based upon the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2008 for filing with the SEC.

     The Audit Committee has also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2009, and has recommended to the Board of Directors that such appointment be submitted to the Company’s stockholders for ratification.

J. Michael Hagan, Chairman
David Davenport
Terry L. Haines
William D. Horsfall

PROPOSAL FOR RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(PROXY ITEM 2)

     The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2009. At the request of the Audit Committee, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. A member of the firm of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so.

Fees

     The following table summarizes the aggregate fees billed to date by the Company’s principal independent registered public accounting firm, PricewaterhouseCoopers LLP, for services provided to the Company for fiscal years 2007 and 2008.

	2007	2008
Audit Fees (1)	$2,260,000	$2,105,000
Audit-Related Fees (2)	244,000	55,000
Tax Fees (3)	506,000	475,000
All Other Fees	—	—
Total	$3,010,000	$2,635,000
____________________

(1)

Audit Fees consisted of audit work performed in the preparation of the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as statutory audits, reviews of interim financial information and assistance with registration statements filed with the SEC.

(2)

Audit-Related Fees consisted primarily of fees paid for review and consultation regarding the implementation of FIN 48, Accounting for Uncertainty in Income Taxes and related disclosure, and due diligence related to mergers and acquisitions.

(3)	Tax Fees related to tax preparation and compliance services were $328,000 in fiscal year 2007 and $277,000 in fiscal year 2008. The balance related to miscellaneous tax consulting services.

     The Audit Committee approves all fees in advance.

     THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

     If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the shares of Common Stock represented at the Annual Meeting on this proposal, the adverse vote will be considered as a directive to the Audit Committee to select other independent registered public accountants for fiscal year 2010.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of February 10, 2009, with respect to the Common Stock beneficially owned by each person or group believed by the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, each person or group has sole voting and investment power with respect to all shares beneficially owned.

Name and Address	Number of Shares	Percent
of Beneficial Owner	Beneficially Owned	of Class
T. Rowe Price Associates, Inc.	847,900 (1)	9.21
100 E. Pratt Street
Baltimore, Maryland 21202

Invesco Ltd.	759,639 (2)	8.25
1555 Peachtree Street NE
Atlanta, Georgia 30309

Estate of Taro Iketani	612,792 (3)	6.66
Funakawara 18, Ichigaya
Shinjuku-ku
Tokyo, Japan
____________________

(1)

This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G filed with the SEC on February 12, 2009. Based upon information contained in the filing (i) T. Rowe Price Associates, Inc. has sole voting power and sole dispositive power with respect to 303,600 and 847,900 of these shares, respectively, and beneficially owns 847,900 of these shares, and (ii) T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to, and beneficially owns, 520,000 of these shares.

(2)

This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G filed with the SEC on February 13, 2009. Based upon information contained in the filing, Invesco PowerShares Capital Management LLC has sole voting and dispositive power, and beneficially owns, 759,639 of these shares.

(3)	This information, which is not within the direct knowledge of the Company, has been provided to the Company by the Estate of Taro Iketani.

Security Ownership of Directors and Management

     The table below sets forth information, as of February 10, 2009, with respect to the Common Stock beneficially owned by: (i) each of the five executive officers named in the Summary Compensation Table in “Executive Compensation” below; (ii) each of the current directors of the Company; and (iii) all executive officers and directors, as a group. Unless otherwise indicated, each person or group has sole voting and investment power with respect to all shares beneficially owned.

(a)	(b)	(c)	(d)	(e)
		Number of
	Number of	Vested Shares	Number of
	Shares	Held in Trust	Rights to Acquire
	Beneficially	Under 401(k)	Beneficial
	Owned (2)	Plan	Ownership (3)	Percent of
Name (1)	(#)	(#)	(#)	Class (3)
DIRECTORS:
David Davenport	2,550	—	750	(4)
J. Michael Hagan	15,850 (5)	—	3,200	(4)
Terry L. Haines	16,980	—	2,250	(4)
William D. Horsfall	2,500	—	—	(4)
John E. Peppercorn	7,400	—	15,000	(4)
Dennis C. Poulsen	4,800	—	750	(4)

NAMED EXECUTIVE OFFICERS:
James S. Marlen	22,189	165	—	(4)
Gary Wagner	32,593 (6)	—	—	(4)
James R. McLaughlin	5,657	224	—	(4)
Mark J. Nowak	2,891	575	—	(4)
Ralph S. Friedrich	1,757	—	—	(4)

DIRECTORS AND OFFICERS,
AS A GROUP (15 persons)	122,227	2,396	21,950	1.59%
____________________

(1)	Unless otherwise indicated, the address of each person or group is c/o Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101.

(2)	The amounts in Column (b) reflect direct ownership, except as otherwise noted.

(3)	The amounts in Column (d) consist of shares subject to stock options which could be exercised by April 10, 2009. These shares are deemed to be outstanding for purposes of calculating the Percent of Class in Column (e).

(4)	Less than 1%.

(5)	Mr. Hagan and his wife share voting and investment power with respect to all of these shares.

(6)	Mr. Wagner and his wife share voting and investment power with respect to 4,709 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended November 30, 2008 all Section 16(a) filing requirements were met except that one Form 4 was filed late to report the sale of Common Stock by Dennis C. Poulsen. The Form 4 was promptly filed upon discovery of the inadvertent omission.

Equity Compensation Plan Information

     The following table sets forth certain information as of November 30, 2008, regarding the Company’s 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan.

	(a)	(b)	(c)
	Number of		Number of Securities
	Securities to		Remaining Available
	be Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in (a))
	(#)	($)	(#)
Equity compensation plans approved by
security holders (1)	29,302	28.61	250,948

Equity compensation plans not approved by
security holders (2)	7,000	20.28	N/A

TOTAL	36,302	27.00	250,948
____________________

(1)	The approved equity compensation plans consist of the 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan.

(2)

On January 24, 2001, the Company granted options to purchase 6,000 shares of Common Stock to each of the non-employee directors. These options are exercisable until January 24, 2011, and have an exercise price of $20.2813 per share, representing the fair market value of the shares on the date of the grant.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included below in this proxy statement and, based upon that review and discussion, recommended to the Board that it be included in this proxy statement.

John E. Peppercorn, Chairman
David Davenport
Dennis C. Poulsen

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

     The following section provides an overview and analysis of the Company’s executive compensation program. For fiscal year 2008, the Company’s Named Executive Officers (“NEOs”) were:

James S. Marlen	Chairman and Chief Executive Officer
Gary Wagner	President and Chief Operating Officer
James R. McLaughlin	Senior Vice President, Chief Financial Officer and Treasurer
Mark J. Nowak	Vice President and Group President, Fiberglass-Composite Pipe Group
Ralph S. Friedrich	Senior Vice President-Technology

Administration

     The Company’s executive compensation program is administered by the Compensation Committee, which is composed of three independent directors. The Compensation Committee has retained Mercer Consulting as its principal outside compensation consultant with respect to the Company’s executive compensation matters. In its role as consultant, Mercer Consulting is retained directly by the Compensation Committee, which has the authority to select, retain, and/or terminate its relationship with Mercer Consulting in its sole discretion. The Compensation Committee reviews the compensation of the NEOs on an annual basis, typically in late January or early February.

The Compensation Committee requests the recommendations of the Chief Executive Officer (“CEO”) regarding the compensation of the NEOs other than himself. Final decisions regarding the compensation of all NEOs, however, are made solely by the Compensation Committee and authorized by the Board.

Objectives

     The Company’s primary strategic objective is to grow earnings across all of its operations, and thereby increase stockholder value. The purpose of the Company’s executive compensation program is to support this strategic objective. To achieve this purpose, the specific objectives of Ameron’s executive compensation program are:

  to attract and retain highly-qualified and productive members of the Company’s management team;

  to motivate the Company’s management team to achieve both annual and long-term financial goals approved by the Board of Directors; and

  to align the management team’s interests with those of Ameron’s stockholders.

     In order to align management and stockholder interests, a significant portion of NEO compensation is based on performance. The Company awards performance-based compensation through its annual bonus, long-term cash incentive award, and long-term equity compensation program. Payouts under the annual bonus and long-term cash incentive award are tied to the Company’s achievement of financial goals approved by the Board. The value of the equity portion is inherently tied to the Company’s stock price in order to directly align the interests of the NEOs and the stockholders.

Executive Talent Market and Competitive Positioning

     In order to help the Company attract and retain highly qualified and productive members of the Company’s management team, the Company offers its NEOs compensation that is competitive with that being offered by other U.S.-based, general diversified manufacturing companies with similar domestic and international sales and industries, but adjusted based on the individual NEO’s experience, expertise and tenure in position, as well as overall performance. The Compensation Committee, with the assistance of its outside compensation consultant, has selected a group of companies (the “Comparator Group”) which it uses for NEO compensation comparability purposes. In developing the Comparator Group, the Compensation Committee used three primary criteria:

Peer Group Screening Criteria	Description and Screening Methodology
Labor Market
  The labor market is defined by companies with which the Company competes for executive talent.
  The Compensation Committee believes that the Company’s executive talent market is inclusive of, yet broader than, the Company’s direct competitors.

Size
  Size is defined by the Company’s annual revenue.
  The Compensation Committee believes that there is a general correlation between compensation levels and revenue size in the manufacturing sector, as larger companies tend to manage more capital and have more complex operations, which increases the job scope and responsibility associated with executive positions. The initial revenue screening range of one-half to two times the Company’s revenue was expanded on the upper and lower end to ensure that the Comparator Group consists of an appropriate number of companies for comparison purposes and includes the Company’s direct competitors.

Business Complexity
  Business complexity is defined by number of business units, international footprint and joint ventures.
  The Compensation Committee recognizes that the Company has a greater number of business units, international operations and joint ventures than other organizations of similar revenue size, and therefore screened for companies that have two or more business units, international operations and/or joint venture activity to ensure that the Comparator Group has a similar level of diversity and complexity as the Company.

     Based on these criteria, the Compensation Committee selected the following group of 12 publicly-held companies as the Comparator Group for purposes of setting fiscal year 2008 compensation:

Dresser-Rand Group Inc.	Northwest Pipe Company
Gibraltar Industries, Inc.	Schnitzer Steel Industries, Inc.
Grant Prideco, Inc.	Texas Industries, Inc.
Lufkin Industries, Inc.	Trinity Industries, Inc.
Martin Marietta Materials, Inc.	Valmont Industries, Inc.
National Oilwell Varco, Inc.	Vulcan Materials Company

     This Comparator Group includes direct competitors to each of the Company’s businesses, as well as companies which would be direct competitors if they operated in the Company’s geographic territories, companies which offer products similar to those sold by the Company, and companies which operate in markets generally served by the Company. During fiscal year 2008, Grant Prideco, Inc. was acquired by National Oilwell Varco, Inc. and ceased to be a publicly-held company. Consequently, Grant Prideco, Inc. was eliminated from the Comparator Group for purposes of setting fiscal year 2009 compensation.

     Through this acquisition and organic growth, National Oilwell Varco, Inc. has become significantly larger than any of the other companies in the Comparator Group. The Compensation Committee has decided to retain National Oilwell Varco, Inc. in the Comparator Group for fiscal year 2009, however, because its Fiber Glass Systems business unit is the primary competitor to the Company’s largest business unit, the Fiberglass-Composite Pipe Group, and there are no other direct competitors to the Fiberglass-Composite Pipe Group within the Comparator Group.

     The Company’s target direct compensation (base salary, target annual bonus, target long-term cash incentive award and target long-term equity-based award) for the NEOs is positioned to provide a competitive award. The Company’s competitive positioning strategy relative to the Comparator Group is described below:

Competitive Positioning Philosophy
Compensation Component	(Relative to Comparator Group)
Base Salary	50th percentile
Target Annual Bonus	50th percentile
Target Direct Compensation
(Base Salary + Target Annual Bonus + Target Long-Term Incentives)	40th percentile

     For fiscal year 2008, aggregate target direct compensation for the NEOs, as a whole, was positioned at the 40th percentile of the Comparator Group’s aggregate target direct compensation. The Compensation Committee chose to position aggregate target direct compensation below the Comparator Group’s median because the Company’s annual revenue is lower than the median annual revenue of the Comparator Group.

Components of Executive Compensation

     Compensation for the NEOs is comprised of the following components:

  base salary;

  annual bonus;

  long-term incentives, including:

    long-term cash incentive awards, and

    long-term equity-based awards;

  retirement benefits; and

  perquisites and other benefits.

     Base Salary. Base salary is designed to compensate the NEOs for their roles and responsibilities, as well as to provide an indication of career progression. The base salaries of the NEOs are reviewed annually by the Compensation Committee, and new salaries are effective February 1. In general, the Compensation Committee’s goal is to position base salaries for the NEOs at the 50th percentile of base salaries of executives with similar positions and functional responsibilities within the Comparator Group. Current NEO base salaries, however, reflect adjustments by the Compensation Committee (both up and down) from the 50th percentile as a result of the Compensation Committee’s judgment of the individual NEO’s expertise, experience and tenure in position, and the Compensation Committee’s evaluation of the individual NEO’s overall performance.

     The Compensation Committee increased the annual base salaries of Messrs. Marlen, Wagner, McLaughlin, Nowak and Friedrich for 2008 by 4.1%, 19.9%, 15.2%, 19.4% and 20.2%, respectively. The increases for Messrs. Wagner and Nowak reflected their promotions to President and Corporate Vice President, respectively, and the increases for Messrs. McLaughlin and Friedrich included adjustments to bring their salaries more in line with market salaries. Following these adjustments, the base salaries of the NEOs, as a group, for fiscal year 2008 were positioned at approximately the 50th percentile of the base salaries of the Comparator Group.

     Annual Bonus. The Company’s annual bonus program is intended to motivate the NEOs to meet the annual performance goals of the Company. Annual bonuses are awarded to NEOs under the Management Incentive Compensation Plan (“MIP”) based on the Company’s actual financial performance compared to plan targets established by the Board at the beginning of the fiscal year. For fiscal year 2008, the corporate-wide performance measures used as the basis for the program were earnings per share (“EPS”) and return on sales (“ROS”). The Compensation Committee selected EPS and ROS because these financial measures are consistent with the Company’s major strategic objective to grow profitably, and because these performance measures have a strong correlation to stockholder value creation. For operating group presidents, the Compensation Committee also uses targets tied to return on net assets employed (“RONAE”) and group sales growth because the Compensation Committee believes these factors best reflect business group performance. The performance measures are weighted for each NEO based on the extent to which the NEO can influence the particular performance results. The following table sets forth the relative weighting for each NEO:

	Annual Bonus Performance
	Measure Weighting
			Group	Group
NEO	EPS	ROS	RONAE	Sales Growth
James S. Marlen	50%	50%	—	—
Gary Wagner	50%	50%	—	—
James R. McLaughlin	50%	50%	—	—
Mark J. Nowak	10%	10%	70%	10%
Ralph S. Friedrich	50%	50%	—	—

     Effective beginning with fiscal year 2008, the Compensation Committee made two changes to the MIP award calculation formula:

First, the Compensation Committee eliminated the EPS Modifier, which had previously raised or lowered the calculated award based on the EPS increase or decrease compared to the prior year. This change was made to conform with customary practice, and to discontinue rewarding or penalizing the NEOs for EPS performance twice (as a primary measure and modifier). Eliminating the EPS modifier also simplified the program so that the link between performance and payout was more easily understood by MIP program participants.

Second, the Compensation Committee changed the treatment of TAMCO, a 50%-owned joint venture which is accounted for under the equity method in the Company’s consolidated financial statements. Previously, the MIP had used cash received from TAMCO, rather than equity in TAMCO’s income, for purposes of calculating EPS and ROS. EPS and ROS are now calculated under the MIP using equity in TAMCO’s income. This change was made because TAMCO may be required, in any given year, to make a significant capital investment in its business that will serve the long-term interests of the enterprise and, ultimately, the Company’s shareholders. A capital investment of this nature might preclude TAMCO from making cash payments to the Company for one or more years. Under the previous MIP calculation method, the Company’s adjusted EPS or ROS could be decreased based on desirable investment decisions made by TAMCO. Replacing TAMCO’s MIP cash dividend with equity income permits TAMCO to optimize its capital investments without a volatile impact on the Company’s MIP calculations.

     For purposes of calculating the MIP awards for fiscal year 2008, EPS was modified from the corresponding amount calculated under generally accepted accounting principles (“GAAP”) in that: (1) income taxes were calculated based on plan tax rates; and (2) shares were based on the audited common shares outstanding as of the beginning of the plan year. ROS equaled (i) the Company’s net income, plus provision for income taxes, plus income taxes on equity in earnings of joint venture, plus net interest income/expense; divided by (ii) the Company’s sales. Group RONAE equaled the after-tax operating profit of the group, excluding interest and intercompany royalties, divided by certain of such group’s operating assets. Non-GAAP after-tax operating profit was modified in that income taxes were based on plan tax rates.

     For fiscal year 2008, the Compensation Committee established the following target annual bonuses for each NEO (that is, the annual bonus awards to the NEO if the Company achieved 100% of its target EPS, ROS, and, if applicable, group RONAE and sales growth):

Target Annual Bonus
NEO	(as Percent of Base Salary)
James S. Marlen	100%
Gary Wagner	90%
James R. McLaughlin	80%
Mark J. Nowak	80%
Ralph S. Friedrich	50%

     These target annual bonus levels reflect the Compensation Committee’s review of the target annual bonus levels provided to similar executives in the Comparator Group. The Compensation Committee’s goal is to position target annual bonuses for the NEOs at the 50th percentile of target annual bonuses of similar executives within the Comparator Group. As with base salary, however, current target annual bonuses for the NEOs also reflect adjustments by the Compensation Committee (both up and down) from the 50th percentile as a result of its judgment of the individual NEO’s expertise, experience and tenure in position, as well as overall performance. The target annual bonuses of the NEOs, as a group, for fiscal year 2008 were positioned at approximately the 50th percentile of the target annual bonuses of the Comparator Group.

     Calculated payouts of annual MIP bonuses can vary from 0% to 200% of the target annual bonus based on actual performance compared to performance targets, as set forth below. Payouts are interpolated between indicated payout levels.

Actual Performance	Calculated Annual Bonus Payout
(as Percent of Target Performance)	(as Percent of Target Annual Bonus)
below 80%	0%
80%	50%
100%	100%
120%	175%
150%	200%
Above 150%	200%

     For fiscal year 2008, target and actual performance levels were as follows:

			Actual
Performance Measure	Target	Actual	(as Percent of Target)
EPS	$5.20	$5.91	113.7%
ROS	10.7%	11.3%	105.6%
Fiberglass-Composite Pipe Group RONAE	32.7%	60.3%	184.4%
Fiberglass-Composite Pipe Group Sales Growth	5.0%	15.3%	306.0%

     MIP annual bonus awards to NEOs are primarily formula driven, but are modified up or down based on the Compensation Committee’s judgment as to the overall performance of the Company and the individual NEO during the year.

     MIP annual bonus awards to the NEOs for fiscal year 2008, as determined by the Compensation Committee and approved by the Board of Directors, were based on the formulas described above, plus increases of 22%, 16%, 12% and 10% for Messrs. Marlen, Wagner, McLaughlin and Nowak, respectively. These increases reflected the Compensation Committee’s recognition of:

  the Company’s sales and earnings for fiscal year 2008, which were the second highest in the Company’s history, despite a very challenging economic environment;

  the Company’s judicious use of capital during fiscal year 2008, which resulted in a very strong balance sheet at fiscal year-end;

  the Company’s progress in fiscal year 2008 in expanding into new products and markets which should help the long-term prospects of the Company, but at the expense of short-term profitability;

  the Company’s cumulative five-year total stockholder return at the end of fiscal year 2008, which was in excess of the Comparator Group and the New York Stock Exchange Market Value Index; and

  each NEO’s respective contributions to the Company’s performance.

     Long-Term Incentives. The Company’s long-term incentive program is intended to motivate the NEOs to meet the long-term performance goals of the Company. The Company awards long-term cash compensation under the Key Executive Long-Term Cash Incentive Plan (the “LTIP”), which was most recently approved by the Company’s stockholders in 2008, and long-term equity compensation in the form of restricted stock that vests based on time and continued employment.

     The LTIP cash targets for the fiscal 2008-2010 performance cycle and the fiscal year 2008 restricted stock awards were determined using the 40th percentile of the Comparator Group’s target direct compensation as a reference. Individual executives were positioned above or below the 40th percentile based on the Compensation Committee’s judgment, which considered factors such as expertise, experience and tenure in position, and the Compensation Committee’s evaluation of the individual NEO’s overall performance. In determining restricted stock grants and LTIP cash targets at the beginning of 2008, the Compensation Committee also took into account the fact that the Company’s earnings in fiscal year 2007 were the highest in the Company’s history, and that such results were achieved in large measure due to the individual performances of the NEOs and their combined teamwork. The target direct compensation of the NEOs, as a group, for fiscal year 2008 was positioned at approximately the 40th percentile of the target direct compensation of the Comparator Group.

  Long-Term Cash Incentive Award. The purpose of the LTIP is to motivate the NEOs to meet the long-term goals of the Company. The LTIP cash award is based on the achievement of three-year EPS and return on equity (“ROE”) targets established by the Board. The Compensation Committee selected EPS to encourage the NEOs to have both a short-term and long-term focus on financial performance. ROE was selected to encourage the NEOs to employ capital effectively in generating profits for the Company. The LTIP cash award is calculated based solely on achievement of the cumulative three-year target EPS, but no award is paid unless the Company also achieves a threshold average ROE equal to 75% of the target average ROE for the three-year performance cycle. For NEOs who are group presidents, payouts are also contingent upon achievement of a threshold average RONAE equal to 75% of the target average RONAE for their group for the three-year performance cycle.

  For the fiscal 2008-2010 performance cycle, the Compensation Committee established the following LTIP cash targets (that is, the awards which would be earned if the Company achieved 100% of its target EPS for that cycle and the applicable thresholds were met):
LTIP Cash Targets
NEO	(as Percent of Salary)
James S. Marlen	50%
Gary Wagner	40%
James R. McLaughlin	40%
Mark J. Nowak	40%
Ralph S. Friedrich	20%

Calculated payouts of annual LTIP bonuses can vary from 0% to 200% of the LTIP cash targets based on actual performance compared to performance targets, as set forth below. Payouts are interpolated between indicated payout levels.

Actual Performance	Calculated LTIP Cash Payout
(as Percent of Target Performance)	(as Percent of LTIP Cash Target)
Below 75%	0%
75%	25%
80%	50%
90%	75%
100%	100%
110%	150%
120%	200%
Above 120%	200%

For the fiscal 2008-2010 performance cycle, target EPS was $17.80, threshold average ROE was 8.6% and the Fiberglass-Composite Pipe Group threshold average RONAE was 24.4%.

For the fiscal 2006-2008 performance cycle, target and actual performance levels were as follows:

			Actual
Performance Measure	Target	Actual	(as Percent of Target)
EPS	$12.75	$19.57	153.5%
Threshold Average ROE	8.5%	16.4%	N/A
Threshold Fiberglass-Composite
Pipe Group Average RONAE	24.7%	47.9%	N/A

All LTIP cash awards to the NEOs for the fiscal 2006-2008 performance cycle were strictly formula-driven.

For purposes of the LTIP cash awards for the fiscal 2006-2008 performance cycle, EPS and ROE were modified from the corresponding measures calculated using GAAP, in that earnings were calculated based on audited income from consolidated companies after income tax, plus cash received from affiliated unconsolidated companies, minus income tax on cash received from such affiliated unconsolidated companies.

Beginning with the fiscal 2009-2011 performance cycle, LTIP cash awards, like MIP annual bonuses, will be calculated using audited consolidated income without these adjustments (i.e., using equity in TAMCO’s income, rather than the cash received from TAMCO). Unlike the MIP, however, the LTIP uses, and will continue to use, GAAP measures which reflect actual (rather than plan) income tax rates and actual fully-diluted shares (rather than beginning shares outstanding), since the LTIP measures performance over a three-year cycle, and management should be able to adjust to changing tax rates and shares outstanding over the longer period.

  Long-Term Equity Compensation. The purpose of the restricted stock awards is to focus the NEOs on long-term stockholder value creation and to better align their interests with those of stockholders, as well as to provide a retention vehicle. Equity awards to the CEO are discussed below in “Executive Compensation - Employment Agreement with James S. Marlen.” All equity awards granted to the other NEOs during fiscal year 2008 were in the form of restricted stock grants with a three-year vesting schedule. The Compensation Committee selected a three-year vesting schedule to support its goal of management retention and to align with the three-year performance cycle used in the LTIP. During fiscal year 2008, Messrs. Wagner, McLaughlin and Nowak received grants of 7,000, 2,000 and 1,000 shares of restricted stock, respectively. Equity awards are generally granted on the first trading day in February of each year.

     Retirement Benefits. NEOs participate in the Company’s qualified pension plan (the “Pension Plan”) to the same extent, and subject to the same terms and conditions, as other salaried employees of the Company. Retirement benefits under the Pension Plan are described below in “Executive Compensation - Pension Benefits” below. There are no supplemental executive retirement or pension benefits applicable to any NEO.

     Perquisites and Other Benefits. The NEOs received the following perquisites and other benefits during fiscal year 2008:

  Messrs. Marlen, Wagner and McLaughlin participated in the Company’s executive medical plan, which is a supplemental health insurance plan that reimburses out-of-pocket costs for deductibles, insurance co-payments and other medical costs which are not covered by the standard medical plan, subject to a reimbursement limitation of $10,000 per year.

  Messrs. Marlen and Wagner participated in the Company’s executive life insurance plan, under which the NEO’s beneficiary will receive a death benefit equal to three times the NEO’s base salary, if death occurs while the NEO remains employed by the Company, or one times the NEO’s base salary, if death occurs following retirement.

  Messrs. Marlen, Wagner and Nowak participated in the Company’s financial planning and tax services plan, which provides estate, tax and retirement planning, as well as tax return preparation services, through a third-party provider. The Company provided a tax gross up covering the cost of these benefits.

  Mr. Marlen was reimbursed for dues to the Annandale Country Club, the Los Angeles Country Club, the California Club and the Regency Club, all of which are located in Los Angeles County. Mr. Marlen received these perquisites to allow him to represent the Company’s business matters in the larger community. The Company provided a tax gross up to Mr. Marlen covering the dues to the Regency Club.

  Mr. Wagner was reimbursed for dues to the Regency Club. The Company provided a tax gross up to Mr. Wagner covering these dues.

  Mr. Nowak was reimbursed for dues to the Houston Country Club.

Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for compensation paid to any of the NEOs other than the Chief Financial Officer. The limit is $1 million per NEO per year, with certain exceptions. This deductibility cap applies to all compensation other than cash LTIP awards, which qualify for the “performance-based compensation” exception.

Stock Ownership Guidelines

     The Company does not presently have a policy or guidelines regarding stock ownership by the NEOs.

Employment Agreements

     No NEO is party to an employment agreement with the Company other than James S. Marlen. The Compensation Committee believed that it was appropriate to enter into an employment agreement with Mr. Marlen to ensure the long-term retention of his services, as well as to provide him with appropriate incentives for future performance. The Compensation Committee believes that the benefits provided under the agreement are consistent with the Company’s executive compensation philosophy discussed above. The terms of Mr. Marlen’s employment agreement are summarized under “Executive Compensation-Employment Agreement with James S. Marlen” and “Executive Compensation-Potential Payments upon Termination or Change of Control” below.

Severance Arrangements

     The Company has entered into severance agreements with Messrs. Wagner and McLaughlin. Mr. Marlen’s employment agreement also provides for severance in certain circumstances. The Compensation Committee believes the benefits provided under these arrangements are appropriate to assist the Company in retaining the employment of the executive officers. The terms of these agreements are summarized under “Executive Compensation- Potential Payments upon Termination or Change of Control” below.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information on the compensation of the Named Executive Officers (“NEOs”) during fiscal years 2007 and 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension Value
					and Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
		Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
James S. Marlen	2008	883,381	4,171,030	2,370,000	—	102,385	7,526,796
Chairman & Chief	2007	848,810	2,218,141	2,754,880	24,627	117,920	5,964,378
Executive Officer

Gary Wagner	2008	442,696	570,638	1,015,600	—	67,012	2,095,946
President & Chief	2007	379,051	444,302	979,880	45,056	70,922	1,919,211
Operating Officer

James R. McLaughlin	2008	280,838	86,336	522,800	23,612	22,482	936,068
Senior Vice President,	2007	248,154	21,849	476,000	57,679	19,381	823,063
Chief Financial Officer
& Treasurer

Mark J. Nowak	2008	228,615	29,470	491,600	8,806	38,546	797,037
Vice President and
Group President,
Fiberglass-Composite
Pipe Group

Ralph S. Friedrich	2008	206,102	27,395	240,000	417	14,920	488,834
Senior Vice President -	2007	185,871	21,849	199,880	56,268	14,244	478,112
Technology
____________________

(1)	Since Mr. Nowak became an executive officer during fiscal year 2008, no information on his compensation during fiscal year 2007 is included.

(2)

The amounts shown in Column (d) reflect the dollar amount recognized by the Company for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R for (i) restricted stock granted in fiscal years 2004-2008, (ii) unrestricted stock granted to Mr. Marlen in fiscal year 2008, and to be granted to him in fiscal years 2009 and 2010, pursuant to his Amended Employment Agreement and (iii) unrestricted stock to be granted to Mr. Marlen pursuant to his Performance Stock Unit Agreement. See “Employment Agreement with James S. Marlen” below. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13, Incentive Stock Compensation Plans, of the Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for fiscal year 2008.

(3)

The amounts shown in Column (e) are comprised of annual Management Incentive Compensation Plan (“MIP”) awards and Key Executive Long-Term Cash Incentive Plan (“LTIP”) awards earned during the fiscal year, as follows:

Name	Year	MIP Award ($)	LTIP Award ($)	Total ($)
James S. Marlen	2008	1,480,000	890,000	2,370,000
	2007	1,900,000	854,880	2,754,880
Gary Wagner	2008	650,000	365,600	1,015,600
	2007	675,000	304,880	979,880
James R. McLaughlin	2008	350,000	172,800	522,800
	2007	326,000	150,000	476,000
Mark J. Nowak	2008	350,000	141,600	491,600
Ralph S. Friedrich	2008	150,000	90,000	240,000
	2007	125,000	74,880	199,880

(4)	The amounts shown in Column (f) reflect the aggregate annual change in the actuarial present value of each NEO’s accumulated benefits under the qualified Pension Plan as of November 30, 2008 and 2007. The amounts for Messrs. Marlen and Wagner for fiscal year 2008 were a decrease of $9,505 and $16,505, respectively. Pursuant to SEC rules, such decreases for Messrs. Marlen and Wagner in fiscal year 2008 are not reflected in the amounts shown in Column (f).

(5)	The Company provides the following perquisites and other personal benefits, or property, to all NEOs: matching contributions to the 401(k) Savings Plan, dividends on unvested shares of restricted stock, and personal use of Company-owned automobiles. The Company also provides executive medical insurance to Messrs. Marlen, Wagner and McLaughlin, and financial planning assistance with tax reimbursement to Messrs. Marlen, Wagner and Nowak. In addition, the Company provides dinner club dues with tax reimbursement, and life insurance benefits under corporate-owned policies, to Messrs. Marlen and Wagner, and country club dues to Messrs. Marlen and Nowak.

Amounts paid in fiscal year 2008, valued on the basis of the aggregate incremental cost to the Company and included in Column (g), include the following for each of the NEOs:

	a.	Mr. Marlen: matching 401(k) Savings Plan contributions — $6,764; dividends on unvested shares of restricted stock — $25,037; personal use of automobile — $8,014; executive medical insurance — $17,729; financial planning assistance — $10,020; dinner and country club dues — $23,723; and tax reimbursements — $11,098.

	b.	Mr. Wagner: matching 401(k) Savings Plan contributions — $6,645; dividends on unvested shares of restricted stock — $16,867; personal use of automobile — $10,496; executive medical insurance — $10,866; financial planning assistance — $8,870; dinner club dues — $3,140; and tax reimbursements — $10,128.

	c.	Mr. McLaughlin: matching 401(k) Savings Plan contributions — $6,979; dividends on unvested shares of restricted stock — $2,666; personal use of automobile — $3,837; and executive medical insurance — $9,000.

	d.	Mr. Nowak: matching 401(k) Savings Plan contributions — $7,265; dividends on unvested shares of restricted stock — $900; personal use of automobile — $2,218; financial planning assistance — $16,970; country club dues — $5,090; and tax reimbursements — $6,103.

	e.	Mr. Friedrich: matching 401(k) Savings Plan contributions — $7,244; dividends on unvested shares of restricted stock — $866; and personal use of automobile — $6,810.

Grants of Plan-Based Awards

     The following table sets forth information on cash LTIP awards for the fiscal 2008-2010 performance cycle and restricted stock granted to the Named Executive Officers during fiscal year 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
						All Other Stock
			Estimated Future Payouts Under			Awards: Number of	Grant Date Fair
			Non-Equity Incentive Plan Awards			Shares of Stocks or	Value of Stock And
			Threshold	Target	Maximum	Units	Option Awards
Name	Grant Date	Approval Date	($)	($)	($)	(#)	($)
James S. Marlen	1/30/2008	1/30/2008	111,250	445,000	890,000
Gary Wagner	1/30/2008	1/30/2008	45,700	182,800	365,600
	2/1/2008	1/30/2008				7,000	717,080
James R. McLaughlin	1/30/2008	1/30/2008	28,800	115,200	230,400
	2/1/2008	1/30/2008				2,000	204,880
Mark J. Nowak	1/30/2008	1/30/2008	23,600	94,400	188,800
	2/1/2008	1/30/2008				1,000	102,440
Ralph S. Friedrich	1/30/2008	1/30/2008	11,250	45,000	90,000

____________________

(1)	Amounts shown in Columns (d), (e) and (f) reflect threshold, target and maximum cash amounts payable under the LTIP for the fiscal 2008-2010 performance cycle, based on the financial performance of the Company and its business units during this three-fiscal year performance period. These amounts were calculated using annual base salary rates as of November 30, 2008. Actual payouts of these awards, if any, would be based on actual annual base salary rates at November 30, 2010, the end of the performance cycle. Threshold amounts are the minimum amounts payable if the minimum level of performance is achieved. If such minimum level of performance is not achieved, amounts paid would be zero.

Outstanding Equity Awards at Fiscal Year-End

     The following table sets forth information on the unvested equity awards held by the Named Executive Officers that were outstanding as of the end of fiscal year 2008. None of the NEOs holds, or during fiscal year 2008 held, any options to purchase Common Stock.

(a)	(b)	(c)
	Stock Awards
	Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
	Number of Unearned Shares, Units or	Market or Payout Value of Unearned Shares,
	Other Rights That Have Not Vested	Units or Other Rights That Have Not Vested
Name	(#)	($)
James S. Marlen	61,431	3,309,902
Gary Wagner	14,471	779,697
James R. McLaughlin	2,679	144,345
Mark J. Nowak	1,000	53,880
Ralph S. Friedrich	679	36,585
____________________

(1)	Market or Payout Value in Column (c) is based on the per share closing price of the Common Stock of $53.88 on the New York Stock Exchange on November 30, 2008, the last day of fiscal year 2008.

(2)	The amounts in Columns (b) and (c) include shares of restricted stock which were outstanding and unvested on November 30, 2008. The vesting dates for these shares are as follows:

	Vesting Date						Total Shares of Restricted Stock
Name	1/25/2009	2/1/2009	2/9/2009	2/1/2010	2/9/2010	2/1/2011	Not Vested
James S. Marlen	7,500	—	4,965	—	4,966	—	17,431
Gary Wagner	3,334	2,333	2,069	2,333	2,068	2,334	14,471
James R. McLaughlin	—	667	339	667	340	666	2,679
Mark J. Nowak	—	333	—	333	—	334	1,000
Ralph S. Friedrich	—	—	339	—	340	—	679

The amounts for Mr. Marlen in Columns (b) and (c) also include 36,000 shares to be issued pursuant to his Amended Employment Agreement. Of these 36,000 shares, 18,000 were issued on February 2, 2009, and 18,000 will be issued in February 2010 so long as both a Change of Control of the Company has not occurred and Mr. Marlen continues to be employed by the Company as its Chairman, President or Chief Executive Officer as of that date. See “Employment Agreement with James S. Marlen” below.

The amounts for Mr. Marlen in Columns (b) and (c) also include 24,000 performance stock units awarded to him on September 19, 2007. These units will vest at the end of the term of Mr. Marlen’s Amended Employment Agreement, which could occur as early as March 31, 2010 or as late as November 30, 2010. Upon vesting, the performance stock units will become the right to receive, in the aggregate, between 8,000 and 24,000 shares of Common Stock, depending upon the closing price of the Common Stock on the date of vesting. See “Employment Agreement with James S. Marlen” below. The amounts shown for Mr. Marlen in Columns (b) and (c) reflect the minimum vesting of 8,000 shares, which would occur if the closing price of the Common Stock is $75 or less on the vesting date.

Option Exercises and Stock Vested

     The following table sets forth information on restricted stock and equity incentive plan awards held by the Named Executive Officers that vested during fiscal year 2008.

(a)	(b)	(c)
	Stock Awards
	Number
	of Shares	Value
	Acquired	Realized
	on Vesting	on Vesting
Name	(#)	($)
James S. Marlen	37,965	3,736,605
Gary Wagner	7,902	742,072
James R. McLaughlin	339	33,802
Mark J. Nowak	—	—
Ralph S. Friedrich	339	33,802
____________________

(1)	Value is based on the closing price of the Common Stock on the New York Stock Exchange on the date the shares vested.

(2)

The amount shown for Mr. Marlen in Columns (b) and (c) includes (i) 19,965 shares of restricted stock that vested during fiscal year 2008 and (ii) 18,000 shares of unrestricted stock that were granted to him in fiscal year 2008 pursuant to his Amended Employment Agreement. See “Employment Agreement with James S. Marlen” below.

(3)	The amounts shown for Messrs. Wagner, McLaughlin and Friedrich in Columns (b) and (c) consist of shares of restricted stock that vested during fiscal year 2008.

Pension Benefits

     The following table sets forth the present value of accumulated benefits payable to the Named Executive Officers under the qualified Pension Plan as of November 30, 2008.

(a)	(b)	(c)	(d)	(e)
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
James S. Marlen	Pension Plan	15.50	540,372	—
Gary Wagner	Pension Plan	23.67	478,580	—
James R. McLaughlin	Pension Plan	14.17	379,720	—
Mark J. Nowak	Pension Plan	10.58	151,860	—
Ralph S. Friedrich	Pension Plan	30.00	680,447	—

____________________

(1)

Additional information related to the valuation methods and all material assumptions applied in determining the present value of accumulated benefits are set forth in Note 16, Employee Benefit Plans, to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2008.

     The Pension Plan is a qualified, defined benefit plan which provides a pension benefit to certain non-union hourly and salaried employees of the Company and certain of its subsidiaries based on such individual’s final average earnings. An individual’s final average earnings equals the highest amount of compensation earned by the individual in any consecutive five-year period over the last ten years. For these purposes, “compensation” includes base monthly salary (exclusive of overtime), severance, bonuses, commissions and deferrals, as applicable. The Internal Revenue Code, as amended (the “Code”), limits the aggregate amount of compensation per year on which benefits are based, as well as the aggregate amount of the annual pension which may be paid by an employer from a plan that is qualified under the Code for federal income tax purposes. As of November 30, 2008, the maximum compensation which may be considered in determining an individual’s final average earnings under the qualified Pension Plan was $230,000.

     The Pension Plan requires five years of service before a participant is vested. Once vested, a participant is entitled to a pension benefit at the normal retirement age of 65. Benefits are payable in the form of a straight life annuity, a ten year certain life annuity, a level income method, or one of three joint and survivor life annuity formulas. The monthly pension benefit due to each NEO, assuming the selection of a straight life annuity, equals 1.35% of the monthly final average earnings, plus 0.6% of the monthly final average earnings in excess of covered compensation for Social Security benefits, multiplied by the number of years of credited service, up to a maximum of 30 years. Any other form of payment elected would reduce this amount.

     The Pension Plan permits early retirement at age 55 if the participant has at least ten years of credited service. If early retirement is elected, the pension benefit will be reduced for each month that the early retirement date precedes the normal retirement date by (i) 5/9 of 1 percent for each of the first sixty months and (ii) 5/18 of 1 percent for the next sixty months. As of November 30, 2008, Mr. Marlen was eligible for retirement under the Pension Plan, and Messrs. Wagner, McLaughlin and Friedrich were eligible for early retirement.

Employment Agreement with James S. Marlen

     The Company has entered into an employment agreement with Mr. James S. Marlen, the material terms of which are summarized below. The Company has not entered into an employment agreement with any other NEO. For additional information regarding Mr. Marlen’s employment agreement see “Potential Payments upon Termination or Change of Control; Potential Payments to Named Executive Officers – James S. Marlen” below.

     In January 2003, the Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Marlen. The term of the Employment Agreement was due to expire when Mr. Marlen attained the age of 67½ on September 14, 2008. The Company and Mr. Marlen entered into a First Amendment to the Employment Agreement (the “Amendment”) on September 19, 2007. Pursuant to the Amendment, the term of the Employment Agreement was extended to March 31, 2010; provided, however, that the Company, in the sole discretion of the Board, may further extend the term for up to eight months to end not later than November 30, 2010. Mr. Marlen’s annual base salary rate is subject to merit increases based on annual reviews by the Board, with participation in the MIP, the LTIP, and other executive compensation and benefit plans.

     The Employment Agreement, as amended by the Amendment (the “Amended Employment Agreement”) provides that Mr. Marlen will be entitled to receive 54,000 fully vested shares of Common Stock, consisting of annual grants of 18,000 shares in February of 2008, 2009 and 2010, so long as both a “Change of Control” of the Company has not occurred and Mr. Marlen continues to be employed by the Company as its Chairman, President or Chief Executive Officer as of the applicable grant dates. Mr. Marlen will not be entitled to receive these annual grants after a Change of Control or after his employment with the Company terminates for any reason (including termination with or without cause or due to retirement, resignation, death or disability).

     Pursuant to the Amended Employment Agreement, on September 19, 2007 the Company and Mr. Marlen entered into a Performance Stock Unit Agreement, under which he received 24,000 performance stock units. Upon vesting, each unit equals the right to receive one share of Common Stock. The Performance Stock Unit Agreement provides for cliff vesting of the performance stock units at the end of the term of the Employment Agreement; provided that the units will vest earlier upon a Change of Control, or upon Mr. Marlen’s Termination Without Cause, or upon termination of his employment by reason of his death or disability. No performance stock units will vest if Mr. Marlen retires, resigns or his employment is involuntarily terminated prior to a Change of Control or the end of the term of his Amended Employment Agreement unless such resignation, retirement or termination constitutes a Termination Without Cause. The Performance Stock Unit Agreement provides for a target vesting of 20,000 performance stock units, but the ultimate number will depend on the closing price of the Common Stock on the date of vesting. If the closing price is at or below $75.00 per share, 8,000 units will vest. As the closing price increases, the number of units that vest will increase, up to a maximum of 24,000 if the closing price of the Common Stock on the date of vesting is at or above $119.00 per share.

     See the following section for the definitions of “Change of Control” and “Termination Without Cause.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

     Key Executive Long-Term Cash Incentive Plan. The LTIP provides that upon a Change of Control prior to the end of any three-year performance cycle, each participant shall be entitled to receive a cash award equal to the participant’s target award for that performance cycle based on the assumption that the participant’s annual base salary rate immediately prior to the Change of Control would remain constant for the remaining period of the performance cycle. The aggregate cash awards paid under the LTIP to any participant in any calendar year cannot exceed $1,000,000.

     Restricted Stock. The Company’s restricted stock agreements provide that upon a Change in Control, all then unvested shares of restricted stock shall vest immediately.

     Potential Payments to Named Executive Officers

     Ralph S. Friedrich. On November 30, 2008, the last day of fiscal year 2008, Mr. Friedrich was a participant in the fiscal 2006-2008, 2007-2009 and 2008-2010 performance cycles under the LTIP. If there had been a Change of Control, for purposes of the LTIP, on that date, he would have received aggregate cash awards of $135,000 under the LTIP. If there had also been a Change in Control, for purposes of the Company’s restricted stock agreements, on November 30, 2008, Mr. Friedrich’s 679 then-unvested shares of restricted stock would have immediately vested. Based on the $53.88 closing price of the Common Stock on November 30, 2008, those shares would have had a value of $36,585 on that date.

     Mark J. Nowak. On November 30, 2008, Mr. Nowak was a participant in the fiscal 2006-2008, 2007-2009 and 2008-2010 performance cycles under the LTIP. If there had been a Change of Control, for purposes of the LTIP, on that date, he would have received aggregate cash awards of $236,000 under the LTIP. If there had also been a Change in Control, for purposes of the Company’s restricted stock agreements, on November 30, 2008, Mr. Nowak’s 1,000 then-unvested shares of restricted stock would have immediately vested. Based on the $53.88 closing price of the Common Stock on November 30, 2008, those shares would have had a value of $53,880 on that date.

     James R. McLaughlin. On November 30, 2008, Mr. McLaughlin was a participant in the fiscal 2006-2008, 2007-2009 and 2008-2010 performance cycles under the LTIP. If there had been a Change of Control, for purposes of the LTIP, on that date, he would have received aggregate cash awards of $316,800 under the LTIP. If there had also been a Change in Control, for purposes of the Company’s restricted stock agreements, on November 30, 2008, Mr. McLaughlin’s 2,679 then-unvested shares of restricted stock would have immediately vested. Based on the $53.88 closing price of the Common Stock on November 30, 2008, those shares would have had a value of $144,345 on that date.

     In June 2000, the Company entered into a Change of Control Agreement with Mr. McLaughlin. The agreement is automatically extended so that it always has a remaining term of two years. Under the terms of the agreement, Mr. McLaughlin’s annual base salary rate is subject to future merit increases based on annual reviews by the Board. In the event of a Change of Control resulting in a Termination Without Cause within 12 months following such Change of Control, Mr. McLaughlin would be entitled to a severance benefit equal to two times the sum of (a) the higher of the annual base salary rate at the time of termination or $135,000, and (b) the average annual bonus earned and determined for the two completed fiscal years immediately prior to such termination. If there had been a Termination Without Cause on November 30, 2008 within 12 months following a Change of Control, Mr. McLaughlin would have been entitled to a severance benefit of $1,170,000. He would also have been entitled to a pro-rata portion of his target annual bonus under the MIP, and to continued health and medical benefits coverage for two years at the same cost he was paying at the time of termination. Mr. McLaughlin is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment.

     Pursuant to his Change of Control Agreement, Mr. Laughlin has agreed that the amounts described in the preceding two paragraphs, and any other amounts payable to him as a result of a change in control of the Company, shall be reduced to the extent necessary so that no portion of such payments shall be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code.

     Gary Wagner. On November 30, 2008, Mr. Wagner was a participant in the fiscal 2006-2008, 2007-2009 and 2008-2010 performance cycles under the LTIP. If there had been a Change of Control, for purposes of the LTIP, on that date, he would have received aggregate cash awards of $548,400 under the LTIP. If there had also been a Change in Control, for purposes of the Company’s restricted stock agreements, on November 30, 2008, Mr. Wagner’s 14,471 then-unvested shares of restricted stock would have immediately vested in full. Based on the $53.88 closing price of the Common Stock on November 30, 2008, those shares would have had a value of $779,697 on that date.

     In September 1998, the Company entered into a Change of Control Agreement with Mr. Wagner. The agreement is automatically extended so that it always has a remaining term of two years. Under the terms of the agreement, Mr. Wagner’s annual base salary rate is subject to future merit increases based on annual reviews by the Board. In the event of a Change of Control resulting in a Termination Without Cause within 12 months following such Change of Control, Mr. Wagner would be entitled to a severance benefit equal to three times the sum of (a) the higher of the annual base salary rate at the time of termination or $200,000, and (b) the average annual bonus earned and determined for the two completed fiscal years immediately prior to such termination. If there had been a Termination Without Cause on November 30, 2008 within 12 months following a Change of Control, Mr. Wagner would have been entitled to a severance benefit of $3,621,000. He would also have been entitled to a pro-rata portion of his target annual bonus under the MIP, and to continued health and medical benefits coverage for two years at the same cost he was paying at the time of termination. Mr. Wagner is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment.

     Pursuant to his Change of Control Agreement, Mr. Wagner has agreed that the amounts described in the preceding two paragraphs, and any other amounts payable to him as a result of a change in control of the Company, shall be reduced to the extent necessary so that no portion of such payments shall be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code.

     James S. Marlen. On November 30, 2008, Mr. Marlen was a participant in the 2006-2008, 2007-2009 and 2008-2010 performance cycles under the LTIP. If there had been a Change of Control, for purposes of the LTIP, on that date, he would have received aggregate cash awards of $145,120 under the LTIP. If there had also been a Change in Control, for purposes of the Company’s restricted stock agreements, on November 30, 2008, Mr. Marlen’s 17,431 then-unvested shares of restricted stock would have immediately vested in full. Based on the $53.88 closing price of the Common Stock on November 30, 2008, those shares would have had a value of $939,182 on that date. If there had also been a Change of Control, for purposes of Mr. Marlen’s Amended Employment Agreement on November 30, 2008, his performance stock units would have vested on that date and, based on the $53.88 closing price of the Common Stock on November 30, 2008, would have become the right to receive 8,000 shares of Common Stock, which would have had a value of $431,040 on that date.

     Pursuant to the terms of the Amended Employment Agreement and the Performance Stock Unit Agreement, in the event that Mr. Marlen’s employment is Terminated Without Cause prior to March 31, 2010, and a Change of Control has not occurred within the 12 months preceding such termination, then (a) he will receive a lump-sum cash severance payment equal to 1.5 times the sum of his annual base salary rate in effect as of the date of termination and the highest MIP award paid to Mr. Marlen during the five years preceding the termination (but not less than 100% of his annual base salary rate as of the date of termination), (b) his then-unvested shares of restricted stock will immediately vest in full and (c) his performance stock units will immediately vest based on the closing price of the Common Stock on the date of termination. If such an event had occurred on November 30, 2008, then (A) Mr. Marlen would have received a lump-sum cash severance payment of $4,771,574, (B) his 17,431 then-unvested shares of restricted stock would have immediately vested, and based on the $53.88 closing price of the Common Stock on November 30, 2008, those shares would have had a value of $939,182 on that date, and (C) his performance stock units would have vested on that date and, based on the $53.88 closing price of the Common Stock on November 30, 2008, would have become the right to receive 8,000 shares of Common Stock, which would have had a value of $431,040 on that date. The Company would also have continued to provide health and medical benefits substantially similar to those in effect as of the date of such termination, with Mr. Marlen remaining obligated to pay contributions towards such coverage at the same level as immediately prior to such termination, until the earlier of (1) the second anniversary of such date of termination, or (2) the date Mr. Marlen became employed by another party (the “Healthcare Benefits”).

     In the event that Mr. Marlen’s employment is Terminated Without Cause prior to March 31, 2010, and a Change of Control has occurred within the 12 months preceding such termination, then he will receive (a) the lump-sum cash severance payment described in the preceding paragraph, provided that the amount of the payment will be reduced to equal the then-present value of such payment in accordance with Section 280G(d)(4) of the Code if such reduction is necessary in order for the Company to avoid making a gross-up payment to Mr. Marlen for taxes imposed under Section 4999 of the Code, and further reduced by the amount of compensation and other earned income, if any, earned by Mr. Marlen for services rendered to parties other than the Company during the remainder of the term of the Amended Employment Agreement as of the date of termination, and (b) the Healthcare Benefits. Under the terms of the Employment Agreement, Mr. Marlen would be reimbursed for any “golden parachute” excise taxes imposed under Section 4999 of the Code as a result of such lump-sum severance payment.

     In the event that Mr. Marlen’s employment is terminated due to death or long-term disability during the term of the Amended Employment Agreement, then (a) all of his then-unvested shares of restricted stock will vest in full, (b) his performance stock units will vest based on the closing price of the Common Stock on the date of termination and (c) he would remain eligible or entitled, as the case may be, for a prorated MIP award for the period prior to his death or disability.

     In the event that Mr. Marlen voluntary resigns or is terminated in a manner that does not qualify as a Termination Without Cause, he would be entitled to the Healthcare Benefits.

     Mr. Marlen is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him in connection with the amounts payable to him pursuant to the Amended Employment Agreement.

     Definitions. For purposes of the foregoing, the following terms have the following definitions:

  A “Change of Control,” for purposes of the LTIP and the Change of Control Agreements with Messrs. McLaughlin and Wagner, means either (a) the dissolution or liquidation of the Company, (b) a reorganization, merger or consolidation of the Company with one or more entities as a result of which the Company is not the surviving entity, (c) approval by the stockholders of the Company of any sale, lease exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (d) approval by the stockholder of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving entity immediately after such merger or consolidation, or (e) a change of 25% or more (rounded to the next whole person) in the membership of the Board of Directors of the Company within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of at least 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period.

  A “Change in Control,” for purposes of the Amended Employment Agreement, the Performance Stock Unit Agreement and the Company’s restricted stock agreements, means one or more of the following: (a) the acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than the Company or a person that directly or indirectly controls, is controlled by, or is under control with the Company, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company’s then-outstanding securities; (b) a merger or consolidation to which the Company is a party, if (i) the beneficial owners of the Company’s securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (ii) the directors of the Company immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction; (c) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved such election or nomination; or (d) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company unless (i) the beneficial owners of the Company’s securities immediately before the transaction have, immediately after the transaction, beneficial ownership of securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Company’s assets, and (ii) the directors of the Company immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring the Company’s assets upon consummation of the transaction.

  A “Termination Without Cause,” for purposes of the Change of Control Agreements with Messrs. McLaughlin and Wagner, shall exist if the employee is terminated by the Company for any reason except: (1) willful breach of duty by the employee in the course of his employment or habitual neglect of his duty or continued incapacity to perform it, as contemplated by Section 2924 of the California Labor Code; (2) willful malfeasance or gross negligence by the employee in the performance of his duties; (3) any act of fraud, insubordination or other conduct by the employee which demonstrates gross unfitness for service; or (4) the employee’s conviction (or entry of a plea of guilty, nolo contendere or the equivalent) for any crime involving moral turpitude, dishonesty or breach of trust or any felony which is punishable by imprisonment in the jurisdiction involved. Additionally, it shall be deemed to be a “Termination Without Cause” if the employee terminates employment with the Company because of any of the following: (a) the employee’s annual base salary is reduced below a stated amount (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable level of responsibility, title or stature); (b) the employee is removed from or denied participation in incentive plans, benefit plans, or perquisites generally provided by the Company to other executives with a comparable level of responsibility, title or stature; (c) the employee’s target incentive opportunity, benefits or perquisites are reduced relative to other executives with comparable responsibility, title or stature, or (d) the employee’s title, duties or responsibilities with the Company are significantly reduced, or (e) the employee is required to relocate to an area outside the Metropolitan Los Angeles area; provided, however, that the employee must furnish written notice to the Company setting forth the reasons for the employee’s intention to terminate employment under this paragraph, and the Company shall have an opportunity to cure the actions or omissions forming the basis for such intended termination, if possible, within 30 days after receipt of such written notice.

  A “Termination Without Cause,” for purposes of the Amended Employment Agreement and the Performance Stock Unit Agreement, shall exist if Mr. Marlen’s employment is terminated by the Company for any reason except: (a) willful breach of duty by Mr. Marlen in the course of his employment, (b) habitual neglect of duty or continued incapacity to perform it or (c) a material breach by Mr. Marlen of his obligations under the Amended Employment Agreement; provided, however, that Company shall provide Mr. Marlen with not less than 60 days prior written notice describing the behavior or conduct which is alleged by the Company to constitute cause for termination and Mr. Marlen shall be provided with reasonable opportunity to correct such behavior or conduct within that notice period. Additionally, if the title of President, Chief Executive Officer or Chairman of the Board is removed from Mr. Marlen without his consent and he terminates his employment within six months of the removal of any such title, such termination shall be deemed to be a “Termination Without Cause” by the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company owns 50% of TAMCO. TAMCO leases from the Company land, buildings and improvements used in TAMCO’s steelmaking operations at a monthly rate of $43,000 per month, payable quarterly in arrears. The amount receivable from TAMCO on the lease as of November 30, 2008 was $86,000. The Company leases land from TAMCO used to store product at a monthly rate of $5,566 per month, payable in arrears. TAMCO also provides and charges the Company for certain utilities used in the Company’s production processes. The Company reimbursed TAMCO $605,281 for its share of such costs in the year ended November 30, 2008.

MISCELLANEOUS

Cost of Soliciting Proxies

     The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay.

Stockholder Proposals

     Proposals of stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 Annual Meeting must be addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary, and must be received there no later than October 29, 2009.

     The Company’s Bylaws provide that for business to be brought before an annual meeting of stockholders by a stockholder, written notice must be received by the Secretary of the Company not less than 60 or more than 120 days prior to the annual meeting; provided that in the event the first public disclosure of the date of the meeting is made less than 65 days prior thereto, the required notice may be received within 10 days following such public disclosure. The information which must be included in the notice is specified in the applicable Bylaw, a copy of which may be obtained from the Secretary as set forth above under “The Board and Its Committees—Additional Information.”

Householding of Proxy Materials

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests should be addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary, or by calling 626-683-4000.

OTHER MATTERS

     So far as the Company’s management knows, there are no matters to come before the meeting other than those set forth in this proxy statement. If any further business is presented to the Annual Meeting, the persons named in the proxies will act accordingly to their best judgment on behalf of the stockholders they represent.

By Order of the Board of Directors

Stephen E. Johnson
Secretary

February 23, 2009
Pasadena, California

AMERON INTERNATIONAL CORPORATION 245 SOUTH LOS ROBLES AVENUE PASADENA, CA 91101
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AMERO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AMERON INTERNATIONAL CORPORATION

The Board of Directors recommends a vote FOR Proposals 1 and 2.

Vote On Directors

1.	ELECTION OF DIRECTORS
Nominees:
	01)	Terry L. Haines
	02)	John E. Peppercorn
	03)	William D. Horsfall

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers LLP, as independent registered public accountants.	☐	☐	☐

NOTE:     Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING
OF
AMERON INTERNATIONAL CORPORATION

Wednesday, March 25, 2009
The Pasadena Hilton Hotel
10:00 a.m.
The California Ballroom
168 South Los Robles Avenue
Pasadena, CA 91101

Your vote is important to us. Please detach the proxy card below, and sign, date and mail it using the enclosed reply envelope, at your earliest convenience, even if you plan to attend the meeting. Your vote is held in confidence by our outside tabulator, Broadridge.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

AMERO2

Ameron International Corporation
245 South Los Robles Avenue, Pasadena, California 91101

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF THE DIRECTORS

The undersigned hereby appoints James S. Marlen, Stephen E. Johnson and Gary Wagner, and each of them with full power of substitution in each, as proxies to vote all the shares of Ameron International Corporation ("Ameron") Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held March 25, 2009, and at any adjournments thereof, upon the matters stated on the reverse side, as specified, and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR Proposals 1 and 2.